Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, MA	For Use Upon Receipt

Beacon Roofing Supply, Inc. Reports Strong Second-Quarter and First-Half 2005 Results

PEABODY, MA—(BUSINESS WIRE)—May 11, 2005—Beacon Roofing Supply, Inc. (Nasdaq: BECN) (the “Company”) announced today record performance for the second quarter and first half (six months) ended March 31, 2005 of the fiscal year ending September 24, 2005.

Second Quarter

Sales increased 38.7% to $172.1 million in the second quarter of fiscal 2005 (“2005”) from $124.1 million in fiscal 2004 (“2004”), reflecting strong internal growth of 17.0% or $21.1 million, with the strongest sales occurring in non-residential roofing. The Company also opened two new branches during the second quarter. JGA Corp. (“JGA”), acquired in mid-December, contributed the remaining sales increase of $26.9 million.

Gross profit increased 27.1% to $41.4 million in 2005 from $32.6 million in 2004. Gross margin as a percentage of net sales declined from 26.2% to 24.0% due primarily to the substantial increase in lower-margin non-residential roofing sales and the inclusion of JGA and its product mix.

Selling, general and administrative (SG&A) expenses increased $7.1 million or 24.7% in 2005 compared to 2004 but declined as a percentage of net sales to 20.7% in 2005 from 23.1% in 2004. The dollar increase was primarily due to the inclusion of JGA’s expenses for the full second quarter, higher transportation and payroll costs associated with higher fuel costs and the sales volume increase, and higher professional fees that now incorporate the costs of public-company reporting and implementing the provisions of the Sarbanes-Oxley Act.

Operating income increased 66.7% to $5.5 million in 2005 from $3.3 million in 2004. As a percentage of net sales, operating income increased to 3.2% from 2.6%.  Interest expense declined $2.2 million to $1.2 million in 2005, primarily from a lower debt level after the Company’s initial public offering (“IPO”).

The Company achieved second-quarter net income of $2.4 million in 2005 compared to a net loss of $10.0 million in 2004. The net loss in 2004 included a $3.3 million charge ($2.0 million net of tax) for the early retirement of debt and an $8.1 million non-deductible charge for the change in the value of the Company’s warrant derivatives. All of the warrants were redeemed with the proceeds of our IPO on September 28, 2004 and we will not incur future charges for these derivatives.

Diluted net income per share for the second quarter was $0.09 in 2005 compared to a loss of $0.56 per share in 2004.

First Half

Sales increased 26.9% to $371.3 million in the first half of 2005 from $292.7 million in 2004, reflecting strong internal growth of 16.3% or $47.7 million, with the strongest sales occurring in non-residential roofing and three new branches opened since last year. JGA contributed the remaining sales increase of $30.9 million.

Gross profit increased 21.7% to $91.7 million in 2005 from $75.4 million in 2004. Gross margin as a percentage of net sales declined from 25.8% to 24.7% due primarily to the substantial increase in lower-margin non-residential roofing sales and the inclusion of JGA and its product mix.

SG&A expenses increased $11.5 million or 20.2% in 2005 compared to 2004 but declined as a percentage of net sales to 18.5% in 2005 from 19.6% in 2004. The dollar increase was primarily due to the inclusion of JGA’s expenses since mid-December, higher transportation and payroll costs associated with higher fuel costs and the sales volume increase, and higher professional fees for the factors mentioned above for the second quarter.

Operating income increased 29.1% to $22.8 million in 2005 from $17.7 million in 2004. As a percentage of net sales, operating income increased to 6.1% from 6.0%.  Interest expense declined $4.9 million to $2.1 million in 2005, primarily from a lower debt level after the Company’s IPO.

The Company achieved first-half net income of $11.2 million in 2005 compared to a net loss of $6.9 million in 2004. The net loss in 2004 included the $3.3 million charge ($2.0 million net of tax) for the early retirement of debt and an $11.0 million non-deductible charge for the change in the value of the Company’s warrant derivatives.

Diluted net income per share for the first half was $0.41 in 2005 compared to a loss of $0.39 per share in 2004.

Cash flow from operations was $5.4 million in the first half of 2005 compared to $12.3 million in 2004. Cash flow from operations in 2005 was impacted by an increase of $20.4 million in inventories, partially in anticipation of some price increases and temporary product shortages.

The Company’s IPO was completed on September 22, 2004 and the proceeds were received on September 28, 2004, a few days after the Company’s fiscal 2004 year-end. The IPO proceeds were utilized to pay off notes payable, redeem the warrants and pay down revolving lines of credit. In December, the Company borrowed approximately $30 million under its revolving lines of credit to acquire JGA.

Robert Buck, the Company’s President & Chief Executive Officer, stated, “We had another strong quarter that again exceeded our expectations even though the second quarter is traditionally our low point for sales for the year. We were also very pleased with JGA’s performance in the second quarter, the first full quarter that they were part of the Beacon family. We will continue to look for similar opportunistic business acquisitions.”

Beacon Roofing Supply will be holding its investor conference call today, May 11, 2005, at 11:00 a.m. Eastern Time. The dial-in-number is 800.638.5439 (Participant Passcode 53255908). Please call five to ten minutes prior to the scheduled start-time to assure timely access to the call.

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products operating 79 branches in key metropolitan markets in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States and in Eastern Canada.

For more information:  Dave Grace, CFO 978-535-7668 x14

SOURCE:  Beacon Roofing Supply, Inc.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risks Relating to Our Business and Industry” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended				Six Months Ended
(Dollars in thousands, except per share data)	March 31, 2005	% of Sales	March 31, 2004	% of Sales	March 31, 2005	% of Sales	March 31, 2004	% of Sales

Net sales	$172,116	100.0%	$124,081	100.0%	$371,306	100.0%	$292,667	100.0%
Cost of products sold	130,746	76.0%	91,520	73.8%	279,590	75.3%	217,303	74.2%

Gross profit	41,370	24.0%	32,561	26.2%	91,716	24.7%	75,364	25.8%
Operating expenses:
Selling, general and administrative expenses	35,722	20.7%	28,635	23.1%	68,561	18.5%	57,057	19.6%
Stock-based compensation	172	0.1%	642	0.5%	346	0.1%	642	0.2%

	35,894	20.8%	29,277	23.6%	68,907	18.6%	57,699	19.8%

Income from operations	5,476	3.2%	3,284	2.6%	22,809	6.1%	17,665	6.0%

Other expenses:
Interest expense	1,185	0.7%	2,682	2.2%	2,051	0.6%	5,482	1.8%
Interest expense-related party	—	—	741	0.6%	26	—	1,483	0.5%
Change in value of warrant derivatives	—	—	8,081	6.5%	—	—	11,000	3.8%
Loss on early retirement of debt	—	—	3,285	2.6%	915	0.2%	3,285	1.1%

	1,185	0.7%	14,789	11.9%	2,992	0.8%	21,250	7.3%

Income (loss) before income taxes	4,291	2.5%	(11,505)	-9.3%	19,817	5.3%	(3,585)	-1.2%
Income taxes	1,873	1.1%	(1,502)	-1.2%	8,656	2.3%	3,272	1.1%

Net income (loss)	$2,418	1.4%	$(10,003)	-8.1%	$11,161	3.0%	$(6,857)	-2.3%

Net income (loss) per share:
Basic	$0.09		$(0.56)		$0.42		$(0.39)

Diluted	$0.09		$(0.56)		$0.41		$(0.39)

Weighted average shares used in computing net income (loss) per share:
Basic	26,384,001		17,838,459		26,371,317		17,805,460

Diluted	27,344,123		17,838,459		27,323,528		17,805,460

BEACON ROOFING SUPPLY, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)	(Unaudited) March 31, 2005	(Unaudited) March 31, 2004	September 25, 2004

Assets
Current assets:
Cash	$8,522	$1,595	$—
Accounts receivable, net	91,117	68,740	93,824
Inventories	95,980	69,877	68,573
Prepaid expenses and other assets	16,499	8,508	14,974
Deferred income taxes	3,227	2,320	3,223

Total current assets	215,345	151,040	180,594

Property and equipment, net	29,392	24,146	25,101
Goodwill	104,375	93,876	94,162
Other assets, net	12,988	1,870	1,641

Total assets	$362,100	$270,932	$301,498

Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$—	$—	$3,694
Borrowings under revolving lines of credit	67,859	52,392	44,592
Accounts payable	74,197	53,105	74,043
Accrued expenses	29,320	21,590	21,524
Warrant derivative liability	—	6,942	34,335
Current portions of long-term debt and capital lease obligations	6,161	6,125	6,152

Total current liabilities	177,537	140,154	184,340

Senior notes payable and other obligations, net of current portion	20,990	24,149	22,660
Junior subordinated notes payable	—	16,432	17,071
Subordinated notes payable to related parties	—	28,243	29,442
Deferred income taxes	9,045	8,547	8,764
Long-term obligations under capital leases, net of current portion	814	1,045	976
Warrant derivative liabilities	—	15,984	—

Stockholders’ equity:
Common stock	266	181	266
Additional paid-in capital	140,135	28,248	140,067
Deferred compensation	(344)	(1,324)	(690)
Treasury stock	(515)	(515)	(515)
Retained earnings (deficit)	10,295	7,630	(867)
Common stock subscription receivable	—	—	(102,765)
Accumulated other comprehensive income	3,877	2,158	2,749

Total stockholders’ equity	153,714	36,378	38,245

Total liabilities and stockholders’ equity	$362,100	$270,932	$301,498

BEACON ROOFING SUPPLY, INC.

Condensed Consolidated Cash Flows

Unaudited (Dollars In thousands)	Six Months Ended March 31,
	2005	2004

Operating activities:
Net income (loss)	$11,161	$(6,857)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,940	3,427
Deferred interest	—	2,545
Stock-based compensation	345	642
Change in value of warrant derivatives	—	11,000
Loss on early retirement of debt	915	3,285
Deferred income taxes	232	(201)
Changes in assets and liabilities, net of the effects of business acquired:
Accounts receivable	14,195	18,696
Inventories	(20,441)	(14,618)
Prepaid expenses and other assets	1,826	1,239
Accounts payable and accrued expenses	(6,738)	(6,842)

Net cash provided by operating activities	5,435	12,316
Investing activities:
Purchases of property and equipment, net of sale proceeds	(4,791)	(1,228)
Acquisition of business, net of cash acquired	(30,334)	—

Net cash used in investing activities	(35,125)	(1,228)

Financing activities:
Borrowings under revolving lines of credit	22,994	49,786
Borrowings (repayments) under senior notes payable, and other	(1,791)	29,846
Repurchase of warrants	(34,335)	—
Early retirement of debt	—	(66,556)
Repayments of junior subordinated notes and warrants	(17,986)	(21,500)
Repayments of subordinated notes payable to related parties	(29,442)	—
Proceeds from sale of common stock	102,833	250
Deferred financing costs	(342)	(1,400)

Net cash provided by (used in) financing activities	41,931	(9,574)

Effect of exchange rate changes on cash	(25)	17

Net increase in cash	12,216	1,531
Cash (overdraft) at beginning of year	(3,694)	64

Cash at end of period	$8,522	$1,595

Non-cash transactions:
Capital lease additions	$—	$703